Exhibit 99.1

THE READER’S DIGEST ASSOCIATION

ANNOUNCES COMPLETION OF

$17 PER SHARE CASH MERGER

PLEASANTVILLE, NEW YORK — March 2, 2007 — The Reader’s Digest Association, Inc. (NYSE: RDA), announced today the completion of the acquisition of RDA by an investor group led by Ripplewood Holdings LLC.

As previously announced on November 16, 2006, entities formed by the Ripplewood-led investor group entered into a definitive merger agreement with RDA to acquire all of the outstanding common shares of RDA for $17.00 per share in a transaction valued at $2.4 billion, including assumption of debt.

RDA’s common shares will cease trading on the New York Stock Exchange at market close today, and will be delisted.  As soon as practicable, a paying agent appointed by Ripplewood will send information to all RDA stockholders of record, explaining how they can surrender RDA common stock in exchange for $17.00 per share in cash without interest.  Stockholders of record should await this information before surrendering their shares.

Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, because these conversions will be handled by the bank or broker.

ABOUT THE READER’S DIGEST ASSOCIATION, INC.

The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world.  RDA had revenues of $2.4 billion for the fiscal year ended June 30, 2006.

CONTACT:
Media, William Adler,
+1-914-244-7585,
william.adler@rd.com, or
Investor Relations,
Richard Clark,
+1-914-244-5425,
richard.clark@rd.com,
both of The Reader’s Digest Association, Inc.